Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”), dated August 15, 2006, is made by and between Cambridge Partners, LLC (the “Consultant”) and Viva International, Inc., a Nevada corporation (the “Company”). The Consultant and the Company shall hereafter be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Consultant has extensive background in the area of the Services (as defined below);

WHEREAS, Consultant desires to be engaged by Company to provide consulting services to Company subject to the conditions set forth herein; and

WHEREAS, Company desires to engage Consultant to provide the Services in his area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for those services Consultant agrees to provide to the Company, the Parties agree as follows:

DEFINITIONS:

All capitalized terms not defined herein shall have the meaning as set forth in the Escrow Agreement, as attached hereto as Exhibit A.

1.	Services of Consultant.

Consultant agrees to perform for Company the Services defined below during the term of this Agreement, upon such terms and to the extent the parties agree from time to time. The nature of the Services to be provided shall include, but are not limited to: the authorization to manage and direct the disposition of the shares from the Escrow Account (the “Services”).

2.	Obligations.

(a)	Consultant.

The Consultant shall take any and all steps necessary to facilitate the following actions: (i) to assist Viva International and Viva Air Dominicana, individually, in becoming listed on the Frankfurt Stock Exchange, (ii) to commit to direct the private sale of up to twenty million (20,000,000) shares of common stock of the Company in up to ten (10) tranches of two million (2,000,000) shares per tranche (each separately, a “Tranche”) at an average minimum gross proceeds of $500,000 per Tranche. In connection with any sale of shares, the Escrow Agent shall have the power, at the Company’s instruction and discretion, to reject the proceeds from the sale of the escrow shares within thirty days (30) of their receipt and demand the return of the escrow shares from any Tranche to the Escrow Agent.

(b)	Company.

The Company shall take any and all steps necessary to facilitate development and the communication of the business plan, including: (i) to establish a plan and/or to commence the contemplated spin out of Eastern Caribbean Airlines to the Company’s shareholders; (ii) to commence the undertaking of a business combination or joint venture with the Company and River Hawk, Inc.; (iii) to file the necessary current reports on Form 8-K, pursuant to the Exchange Act of 1934 (the “‘34 Act”); (iv) to amend Form 10-KSB, as necessary, pursuant to the ‘34 Act; (v) to reconstruct the Board of Directors of the Company in a manner reasonably acceptable to the Company; (vi) to institute a plan to address the Company’s outstanding promissory notes and their conversion into a debenture and/or stock of the Company; and (vii) in furtherance of this Agreement, to make available to the Escrow Agent, twenty million (20,000,000) shares. Items (i)-(vii) herein are collectively referred to as the “Business Plan Implementation.”

3.	Consideration.

(a)	Consideration for Services.

Company agrees to pay Consultant, as Consultant’s fee and as consideration for the Services, twenty percent (20%) of the Proceeds. “Proceeds” shall be any distributions of the escrow shares, and other earnings generated from such distributions.

(b)	Expenses.

The Parties agree that the Company will be responsible for paying out of pocket expenses approved by the Company in advance of and incurred by the Consultant in the performance of the Services.

4.	(intentionally omitted)

5.	Confidentiality.

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data (“Confidential Information”). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party. Confidential Information need not be marked as confidential at the time of disclosure to receive “Confidential Information” protection as required herein, rather all information disclosed that, given the nature of the information or the circumstances surrounding its disclosure reasonably should be considered as confidential, shall receive “Confidential Information” protection.

6.	Indemnification.

(a)	Company.

The Company agrees to indemnify, defend, and shall hold harmless Consultant and/or its agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Company’s representations, warranties, or agreements hereunder, or (iii) arises out of the gross negligence or willful misconduct of Company.

(b)	Consultant.

The Consultant agrees to indemnify, defend, and shall hold harmless Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that such an action arises out of the negligence or willful misconduct of Consultant.

(c)	Notice.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party’s written consent, which shall not be unreasonably withheld.

7.	Termination and Renewal.

(a)	Term.

The term of this agreement shall be for a period of thirty (30) days and shall become effective on the date first written above (the “Term”). Unless otherwise agreed upon in writing by the Consultant and the Company, this Agreement shall automatically be renewed beyond its Term in thirty (30) day increments.

(b)	Termination.

Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys’ fees and costs of enforcing this Agreement.

(c)	Termination and Payment.

Upon any termination or expiration of this Agreement, Company shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Company any and all outstanding services due through the effective date of this Agreement.

8.	Remedies.

Should Consultant at anytime materially breach any of terms outlined in this Agreement, Company shall have the right to seek remedies, including but not limited to: i) a temporary restraining order and permanent injunction; ii) liquidated damages; iii) cancellation of the interests underlying the stock certificates; iv) or any other remedy deemed just and proper.

9.	Miscellaneous.

(a)	Independent Contractor.

Consultant shall render all services hereunder as an independent contractor and shall not hold himself out as an agent of Company. Nothing herein shall be construed to create or confer upon Consultant the right to make contracts or commitments for or on behalf of Company.

(b)	Negative Covenants.

Consultant hereby covenants that at no time will he provide any service that directly or indirectly promotes or maintains a market for the Company’s securities nor act as a conduit for distributing securities to the general public. Moreover, Consultant will not provide certain services including but not limited to: acting as a broker, dealer or person who finds investors, arranging financing, providing investor relations or shareholder communications services, arrange or effect mergers or circulate research to broaden or sustain a market price.

(c)	Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(d)	Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(e)	Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(f)	Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(g)	Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

(h)	Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(i)	Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)	Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(k)	Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(l)	Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, and return receipt requested or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

If to Company:

Viva International, Inc.

Attn: Rodolfo Dominguez

1023 Business Park Drive, Suite #4

Traverse City, MI 49686

With a copy (which shall not constitute notice) to:

The Otto Law Group, PLLC

Attn: David M. Otto

601 Union Street, Suite 4500

Seattle, WA 98101

If to Consultant:

Cambridge

_______________________

_______________________

(m)	Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of Nevada without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(n)	Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(o)	Survival of Provisions.

The provisions contained in paragraphs 4, 5, 6, 8 and 9(b) of this Agreement shall survive the termination of this Agreement.

(p)	Execution in Counterparts.

This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

CLIENT:

VIVA INTERNATIONAL, INC.

/s/ Rodolfo Dominguez

By: Rodolfo Dominguez
Its: President

CONSULTANT:

/s/ Monty Abbot

By: Cambridge Partners, LLC

Exhibit A